Exhibit 24

POWER OF ATTORNEY

Each director and/or officer of A. Schulman, Inc. (the “Corporation”) whose signature appears below hereby appoints JOSEPH M. GINGO, JOSEPH J. LEVANDUSKI and ANDREAN R. HORTON, and each of them, with full power of substitution and resubstitution, as attorneys or attorney to sign for the undersigned and in his or her name, place and stead, and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, and likewise to sign and file with the Commission any and all amendments (on Form 10-K/A) and exhibits thereto, and any and all applications and documents to be filed with the Commission pertaining to such Annual Report, with full power and authority to do and perform any and all acts and things whatsoever requisite, necessary or advisable to be done in the premises, as fully and for all intents and purposes as each of the undersigned could so if personally present, hereby ratifying and approving the acts of said attorneys and any of them and any such substitute.

IN WITNESS WHEREOF, we have hereunto set our hands effective as of the 13th day of October, 2016.

/s/ Joseph M. Gingo	/s/ Joseph J. Levanduski
Joseph M. Gingo President, Chief Executive Officer (Director and Principal Executive Officer)	Joseph J. Levanduski Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Kristopher R. Westbrooks	/s/ Eugene R. Allspach
Kristopher R. Westbrooks Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	Eugene R. Allspach Director

/s/ Gregory T. Barmore	/s/ David G. Birney
Gregory T. Barmore Director	David G. Birney Director

/s/ Lee D. Meyer	/s/ James A. Mitarotonda
Lee D. Meyer Director	James A. Mitarotonda Director

/s/ Ernest J. Novak, Jr.	/s/ Dr. Irvin D. Reid
Ernest J. Novak, Jr. Director	Dr. Irvin D. Reid Director